Exhibit 10.02

ENSERVCO CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective July 1, 2014, is by and between the following parties:

Company:

Enservco Corporation, a Delaware corporation, and

Executive:

Austin Peitz, an individual resident of the state of Colorado.

Background

A.	In order to induce Executive to continue to serve as the Vice President of Field Operations, the Company desires to provide Executive with compensation and other benefits on the terms and conditions contained in this Agreement.
B.	Executive is willing to accept such employment and perform services for the Company on the terms and conditions contained in this Agreement.

Agreement

In consideration of the mutual promises and consideration described below, and in amendment of and replacement of any and all prior employment agreements between the Company and the Executive (whether written or oral), the parties agree as follows:

1.	Employment. Subject to the terms and conditions of this Agreement, the Company and Executive agree to enter into an employment relationship whereby Executive will serve as the Company’s Vice President of Field Operations. Executive will report to the Company’s Chief Executive Officer. Executive will have such responsibilities and authority as are consistent with the offices of Vice President of Field Operations and as may be determined from time to time by the Company’s Chief Executive Officer. Executive is required to devote all of his working time and efforts to the performance of services for the Company. All Company performance will be to the best of Executive’s ability.
2.	Term of Employment. Executive’s term of employment under this Agreement will commence on July 1, 2014 and continue until June 30, 2016 (the “End Date”, and such period, the “Term”), unless otherwise terminated as described in Section 5 below. There will not be any automatic renewal of this Agreement. Should Executive continue to be employed following the expiration of the Term, unless Executive enters into another employment agreement, Executive acknowledges that he will at such time be considered an at-will employee.

3.	Compensation.
a.	Base Salary. The Company will pay Executive during the Term an annual base salary in the amount of $192,937.56 (“Base Salary” as of July 1, 2014). At each and every July 1 during the Term, the Base Salary will be increased by not less than 5% of the Base Salary as of June 30 immediately preceding. Base Salary will be payable in accordance with the ordinary payroll practices of the Company.
b.	Bonus. Executive will be eligible each year for a discretionary bonus in addition to Executive’s Base Salary, which will be awarded in such amounts as the Company’s board of directors will determine and based upon Executive’s individual performance and the Company’s financial performance; provided, however, that with the approval of the Company’s board of directors, the Company may establish a formula-based bonus for Executive calculated from Company’s financial performance. Such bonus for any year, if any, will be paid during the 90-day period beginning February 1 of the year immediately after the year for which the bonus was earned.
c.	Options. Subject to and in accordance with the Company’s 2010 Stock Incentive Plan, the Company has granted to Executive certain options previously reported in accordance with the rules of the Securities and Exchange Commission, and those options are hereby approved, ratified and confirmed in accordance with their terms except to the extent modified by Section 5(a)(iii) or Section 5(b)(iii) hereof.
d.	Withholding. All payments to Executive under this Agreement will be subject to withholding as required by law.
4.	Employee Benefits.
a.	Benefit Plans. During the Term, the Company will provide Executive with coverage under all employee benefit plans available to the Company’s senior executives to the extent permitted under any such employee benefit plan and in accordance with the terms thereof.
b.	Vacation. During the term of Executive’s employment under this Agreement, Executive will be entitled to take four weeks of paid vacation per calendar year as well as sick leave consistent with the Company’s policy in effect at the time. Vacation will be taken at times mutually satisfactory to the Chief Executive Officer and the Executive. Executive will not take vacations at times or in amounts that would materially affect Executive’s ability to perform his work duties. Up to 15 days of Executive’s paid vacation may be rolled-over each year. Executive will be entitled to payment for any unused vacation days upon termination of Executive’s employment with Company.

c.	Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved accounts of such expenditures consistent with the Company’s policies and practices.
5.	Termination of Employment.
a.	Termination Without Cause. If Executive’s employment is terminated by the Company (other than for Cause), Executive will be entitled to all accrued and unpaid Base Salary and accrued benefits through the date of termination plus he will be entitled to receive the following severance benefits:
(i)	Executive will be entitled to his remaining Base Salary through the Term, provided, however, if Executive is terminated without cause during the final 18 months of the Term, Executive will be entitled to a full 18 months of Base Salary from the date of termination, to be paid within 5 business days from the date of resignation; and
(ii)	Company will provide Executive with the same or similar health care benefits (including life, dental and vision, if any) as provided to Executive at the time of termination, such health care benefits to be provided for a period of 18 months from the date of termination; and
(iii)	All options as set forth in section 3.c. above will vest.

Upon termination of Executive’s employment without cause, except for the obligations set forth in this subsection a., the obligations of the Company to make any further payments or to provide any further benefits to Executive under this Agreement will cease and terminate.

b.	Termination By Resignation. Except as set forth below, if Executive resigns for any reason, Executive will be entitled to receive only accrued but unpaid Base Salary and accrued benefits (including vested options pursuant to subsection 3.c. above) through the effective date Executive’s resignation; provided, however, in the event that Executive resigns with an effective date not more than 180 days following a Change of Control, Executive will be entitled to the following severance benefits:
(i)	Executive will be entitled to a lump sum amount equal to 18 months of Executive’s Base Salary, to be paid within 5 business days from the date of resignation; and
(ii)	Company will provide Executive for a period of 18 months from the date of resignation with the same or similar health care benefits (including dental and vision, if any) as provided to Executive at the time of resignation; and

(iii)	All options granted to the Executive that have not yet vested will immediately vest irrespective of whether Executive’s employment continues or is terminated thereafter, except to the extent that such compensation is subject to Section 409A of the Internal Revenue Code and such acceleration would violate Section 409A or subject Executive to additional taxes or interest under Section 409A.

For purposes of this Agreement, a “Change of Control” shall mean any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing more than 40% of the total voting power represented by Company’s then outstanding voting securities;

(ii) A merger or consolidation of Company whether or not approved by the Board of Directors of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such merger or consolidation, or a change in the ownership of all or substantially all of Company’s assets to a person not related (within the meaning of income tax Regulations Section 1.409A-3(i)(5)(vii)(b)) to the Company;

(iii) The replacement during any 12-month period of a majority of the members of the Board of Directors of Company with directors whose appointment or election was not endorsed by a majority of the members before the date of the appointment or election; or

(iv) A material change in the Executive’s responsibilities and duties from that described in Paragraph 1 of this Agreement.

c.	Termination For Cause. The Company will have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated by the Company for Cause, Executive will be entitled to receive only accrued but unpaid Base Salary and accrued benefits (including vested options granted pursuant to subsection 3.c above) through the date of termination. Executive will not be entitled to any bonus payments or severance payments unless agreed to in writing by the Company. Upon termination of Executive’s employment for Cause, except as set forth in this subsection c., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate. As used in this Agreement, the term “Cause” means as a result of (i) any breach of any written policy of the Company; (ii) conduct involving moral turpitude, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) Executive’s conviction of, or entry of a plea of nolo contendere to, a felony; and (iv) a material breach of this Agreement.

d.	Permanent Disability. If Executive is unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than three consecutive months (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive will receive accrued but unpaid Base Salary and accrued benefits (including vested options pursuant to subsection 3.c. above) through the date of termination and/or any payments under applicable employee benefit plans or programs. Upon termination of Executive’s employment by Permanent Disability, except as set forth in this subsection d., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate.
e.	Death. In the event of Executive’s death during the Term, Executive’s estate or designated beneficiaries will receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary through the date of death and any payments under applicable employee benefit plans or programs (including vested options pursuant to subsection 3.c. above). Upon termination of Executive’s employment by death, except as set forth in this subsection e., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate.
6.	Nondisclosure of Confidential Information. During Executive’s employment, and for a period of two years thereafter, Executive will not directly or indirectly, without the prior written consent of the President, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, in the business of and for the benefit of the Company, or (b) as required by law. “Confidential Information” includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company. Executive or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within 15 days of the termination of Executive’s employment for any reason. Executive acknowledges that this Section 6 survives the termination of Executive’s employment and is enforceable by the Company at anytime, regardless of whether the Executive continues to be employed by the Company.
7.	Non-Competition and Non-Solicitation.
a.	From the date hereof through the End Date or, in the event Executive’s employment is terminated pursuant to Section 5.c or the Executive resigns for any reason other than a Change of Control as contemplated in Section 5.b hereof, from the date hereof through the first anniversary of Executive’s termination of employment with the Company, Executive agrees that, without the prior written consent of the Chief Executive Officer, he will not, directly or indirectly: (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in competition with the Company; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the time of the solicitation or hiring of Executive, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company.

b.	For purposes of this Section 7, a business will be deemed to be in competition with the Company if it is in the business of providing services to oil and/or gas production companies throughout the United States.
c.	Executive acknowledges that this Section 7 survives the termination of Executive’s employment and is enforceable by the Company at any time, regardless of whether the Executive continues to be employed by the Company.
d.	Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.
e.	Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have at law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement. The Company will not be obligated to post a bond in any such proceeding.
8.	Ownership of Intellectual Property. Executive acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Executive during the course of his employment by the Company, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company’s operations and activities, are works for hire and are owned exclusively by the Company, and Executive hereby disclaims any right or interest in or to any such intellectual property.

9.	Miscellaneous.
a.	All notices and other communications required or to be given under this Agreement will be in writing and given either (i) by personal delivery against a receipted copy, (ii) by certified or registered United States mail, return receipt requested, postage prepaid, (iii) by facsimile, or (iv) by attachment to electronic mail in PDF or similar file format, at the addresses and numbers set forth on the signature page hereto or such other addresses and numbers as a party hereto may provide in accordance with this subsection a. Notice will be deemed delivered when received if by personal delivery; three days after placement with the United States Postal Service if mailed; upon receipt of a confirmation that the transmission has been successfully sent if by facsimile; and when sent if sent by electronic mail.
b.	This Agreement, along with any amendments from time to time made hereto, constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof.
c.	This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder will be assignable by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
d.	Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any clause or provision of this Agreement is held illegal, invalid or unenforceable then it is the intention of the parties hereto that the remainder of this Agreement will not be affected thereby. It is also the intention of the parties to this Agreement that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.
e.	The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this subsection e. are in addition to the survivorship provisions of any other section of this Agreement.
f.	No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto.
g.	The waiver by any party hereto of a breach of any provision or condition contained in this Agreement will not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

h.	This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.
i.	This Agreement was made in the state of Colorado, and will be governed by, construed, interpreted and enforced in accordance with the laws of the state of Colorado.

Signature Page
to Employment Agreement

The parties hereto have executed or caused to be executed this Employment Agreement effective as of the date first above written.

Company:

Enservco Corporation, a Delaware corporation

By: /s/ Rick D. Kasch
Rick D. Kasch, President

Executive:

/s/ Austin Peitz
Austin Peitz